UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2022

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11440 W. Bernardo Court, Suite 300 San Diego, California 92127
(Address of principal executive offices)

(858) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	IWSY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

On July 13, 2022 (the “Effective Date”), ImageWare Systems, Inc. (the “Company”) entered into the Second  Amendment to the Term Loan and Security Agreement (as amended and supplemented, the “Amended Loan Agreement”), by and between the Company and certain funds and separate accounts managed by Nantahala Capital Management, LLC (collectively, “Nantahala”).  Pursuant to the Amended Loan Agreement, Nantahala (i) increased the Maximum Draw Amount (as defined in the Amended Loan Agreement) by $150,000, so that the Company may, and on the Effective Date did, request an additional draw in the amount of $150,000 (the “Additional Draw”) under the credit facility (the “Credit Facility”), and (ii) provided a continued waiver of the Minimum Cash Threshold (as defined in the Amended Loan Agreement) through the Effective Date.

The Amended Loan Agreements provides for, among other things: (i) the payment to Nantahala fees in the amount of $50,000 (the “PIK Fees”), to be paid-in-kind by increasing the total outstanding principal amount under the Credit Facility (collectively, the “Loans”); (ii) the accrual, following July 5, 2022, of interest on all Loans under the Credit Facility at the Default Rate (as defined in the Amended Loan Agreement); and (iii) the exchange of certain shares of the Company’s Series D Convertible Preferred Stock, par value $0.01 per share (“Series D Preferred”), held by Nantahala, with a stated value equal to $150,000 (plus all accrued and unpaid dividends on such shares of Series D Preferred), for additional Loans under and pursuant to the terms of the Amended Loan Agreement.  As a result, the aggregate principal amount due and owing to Nantahala under the Amended Loan Agreement as of the Effective Date is approximately $5,995,465, payable on or before December 29, 2022.

As further consideration for the Additional Draw, the Company agreed to: (i) appoint a new officer with the exclusive power and authority to, among other things, manage, merger and acquisitions, the sale of any material assets, and financings on behalf of the Company (the “Specified Officer”); (ii) deliver certain cash flow forecasts to Nantahala; and (iii) raise certain additional capital, in each case as more fully set forth in the Amended Loan Agreement.  James Demitrieus has been designated by the Board to serve as the Specified Officer.

The foregoing description of the Amended Loan Agreement does not purport to be complete and is qualified in its entirety by the full text of Amended Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The Amended Loan Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. Moreover, certain representations and warranties in the Amended Loan Agreement were used for the purposes of allocating risk between the Company and Nantahala, rather than establishing matters of fact. Accordingly, the representations and warranties in the Amended Loan Agreement should not be relied on as characterization of the actual state of facts regarding the Company.

For more information on the Amended Loan Agreement, please see (i) the Company’s Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on January 4, 2022, and (ii) the Company’s Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on June 8, 2022.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 3.02.  Unregistered Sale of Equity Securities.

See Item 1.01.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibit Index

Exhibit No.	Description
10.1*	Second Amendment to the Loan and Security Agreement, dated July 13, 2022, among ImageWare Systems, Inc., and certain funds and separate accounts managed by Nantahala Capital Management, LLC, and the other lenders set forth on the signature pages thereto.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain non-material exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).  The registrant hereby undertakes to furnish supplemental copies of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: July 15, 2022	By:	/s/ Kristin Taylor
Kristin Taylor
Chief Executive Officer